Schedule 14A

           Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934

     Filed by Registrant                          [X]
     Filed by a Party other than the Registrant   [ ]

     Check the appropriate box:
     [ ]  Preliminary Proxy Statement
     [X]  Definitive Proxy Statement
     [ ]  Definitive Additional Material
     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      PHILLIPS PETROLEUM COMPANY
            ------------------------------------------------
            (Name of Registrant as Specified In Its Charter)


            ------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)

     Payment of Filing Fee (Check appropriate box):
     [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
            or 14a-6(j)(2).
     [ ]  $500 per each party to the controversy pursuant to
            Exchange Act Rule 14a-6(i)(3).
     [ ]  Fee computed on table below per Exchange Act Rules
            14a-6(i)(4) and 0-11.
            1) Title of each class of securities to which
               transaction applies:

               -------------------------------------------------
            2) Aggregate number of securities to which transaction
               applies:

               -------------------------------------------------
            3) Per unit price or other underlying value of
               transaction computed pursuant to Exchange Act Rule
               0-11:

               -------------------------------------------------
            4) Proposed maximum aggregate value of transaction:

               -------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            1) Amount Previously Paid:

               -----------------------------
            2) Form, Schedule or Registration Statement No.:

               -----------------------------
            3) Filing Party:

               -----------------------------
            4) Date Filed:

               -----------------------------

                         PHILLIPS PETROLEUM COMPANY

                                 NOTICE OF
                            1994 ANNUAL MEETING
                                MAY 9, 1994
                            and PROXY STATEMENT


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                                       2

PHILLIPS PETROLEUM COMPANY
BARTLESVILLE, OKLAHOMA 74004


OFFICE OF THE CHAIRMAN


                                                           March 31, 1994


Dear Stockholder:

    You are cordially invited to the Annual Meeting of Phillips Petroleum Company to be held in the Adams Building, 4th Street and Keeler Avenue, Bartlesville, Oklahoma, on Monday, May 9, 1994, commencing at 10 a.m. local time. Your attendance will provide you with an opportunity to hear management's report on the operations and meet the directors and representatives of the Company.

    The Secretary's formal notice of the meeting and the Proxy Statement accompany this letter and describe the matters on which action will be taken.

    In addition to the election of 14 directors, you are asked to vote on two other proposals. Proposal 1 is by the Company to approve the independent auditors. Proposal 2 is sponsored by four stockholders and asks the Company to sign and implement the CERES Principles, an amended version of the Valdez Principles. Our Board of Directors unanimously recommends that you vote For Proposal 1 and Against Proposal 2.

    It is important that your views be represented at the meeting whether or not you are able to attend. Accordingly, we respectfully request that you sign, date and promptly return your proxy in the enclosed postage-paid envelope.

    On behalf of the directors and employees of Phillips Petroleum Company, we express our appreciation to you, the owners of this Company, for your continued support and interest.



Sincerely,


C. J. Silas
- ------------------
C. J. Silas
Chairman and Chief Executive Officer

                                       3
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                                       4

PHILLIPS PETROLEUM COMPANY
BARTLESVILLE, OKLAHOMA 74004


NOTICE OF ANNUAL MEETING to be held May 9, 1994


To the Stockholders:

    The Annual Meeting of Stockholders will be held at the Adams Building, 4th Street and Keeler Avenue, Bartlesville, Oklahoma, on Monday, May 9, 1994, at 10 a.m. local time, for the purposes of considering and voting on the following matters as described in the attached Proxy Statement:


      Election of 14 directors (pages 7 through 9);

      Proposal of the Company:
      ------------------------
         Proposal 1. To approve the designation of Ernst & Young as independent auditors for 1994 (page 20);

      Proposal of Stockholders:
      -------------------------
         Proposal 2. To sign and implement the CERES Principles, an amended version of the Valdez Principles (pages 20 through 22); and

      Any other matters that may properly come before the meeting (page 22).


    Only stockholders of record at the close of business March 18, 1994, will be entitled to vote at this meeting.

    A copy of the Company's Annual Report containing financial data and a summary of operations for 1993 is being mailed to the Company's stockholders with this Proxy Statement.




                                       By Order of the Board of Directors,


                                       Dale J. Billam
                                       ---------------------
                                       Dale J. Billam
                                       Secretary

Dated March 31, 1994

PHILLIPS PETROLEUM COMPANY
BARTLESVILLE, OKLAHOMA 74004

                                 PROXY STATEMENT

March 31, 1994




SOLICITATION

    Your proxy is solicited by the Board of Directors and all costs of solicitation will be borne by the Company. Your proxy will be voted as you direct and may be revoked by you at any time before it is voted by filing with the Secretary an instrument revoking it, by executing a later-dated proxy or by voting in person by ballot at the meeting. This Proxy Statement and Proxy Card are first being mailed on or about March 31, 1994, to stockholders of record as of March 18, 1994.

    Georgeson & Co. Inc. has been engaged by the Company to solicit proxies for this Annual Meeting from brokers, banks and other institutional holders, and individual holders of record. The fee for this service, payable one-half at the commencement of solicitation and the balance at its completion, is $16,000, plus the reimbursement of certain out-of-pocket costs. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, facsimile or personal contact.

CONFIDENTIAL VOTING

    It is the Company's policy that all proxies, ballots, and voting tabulations that identify stockholders be kept confidential, except where disclosure may be required by applicable law, where stockholders write comments on their proxy cards, and where disclosure is expressly requested by a stockholder, and in limited circumstances such as a proxy contest or other solicitation of proxies based on an opposition proxy statement or any matter requiring for stockholder approval more than the vote of a majority of the shares present at any meeting. The Company has engaged Chemical Bank as tabulators of all proxies and ballots, and has appointed two persons who are employees of Chemical Bank to be Inspectors of Election.


VOTING SECURITIES AND PRINCIPAL HOLDERS

    The Company's only class of voting securities is its $1.25 par value common stock. There were 261,387,811 shares outstanding at the close of business March 1, 1994. The record date for stockholders entitled to vote at this meeting is March 18, 1994. Each share is entitled to one vote.

    The number of shares of the Company's common stock beneficially owned as of February 28, 1994, by any person or group known to own five percent or more, and by each of the directors and nominees, and by all directors and officers of the Company as a group, is shown in the tables "Security Ownership of Certain Beneficial Owners," and "Security Ownership of Management," respectively, on pages 10 and 11 after the information on nominees for directors.

                     NOMINEES FOR ELECTION AS DIRECTORS

    The number of directors to be elected is 14. The designated proxy holders of the Company intend, unless otherwise instructed, to vote all proxies for the election of the following 14 nominees, to hold office for the ensuing year or until their successors are elected. The term of each present director will expire concurrently with the election of directors at the 1994 Annual Meeting. If any nominee is unable or unwilling to serve, the Company, through the designated proxy holders, reserves discretionary authority to vote for a substitute. The Company has no reason to believe that any nominee will be unable or unwilling to serve if elected. The following provides information about each nominee as of February 28, 1994, including data on the nominees' business backgrounds for the past five years, and the names of public companies and other selected entities for which they also serve as directors.

  Photo of         W. W. Allen, 57, is President and Chief Operating Officer
  Mr. Allen        of the Company, a position he assumed in December 1991.
  appears in       The Board of Directors has named Mr. Allen to become
  this space.      Chairman of the Board of Directors and Chief Executive
                   Officer effective May 1, 1994. He previously was a Senior
                   Vice President responsible for worldwide exploration and production beginning in July 1989, Vice President of International Exploration and Production beginning
                   January 1988. He is a director of the Federal Reserve
                   Bank of Kansas City, and Phillips Gas Company, a subsidiary with a series of preferred stock registered under the Securities Exchange Act of 1934 and listed on the New York Stock Exchange. Mr. Allen became a director in December 1989.

  Photo of         Norman R. Augustine, 58, is Chairman of the Board of
  Mr. Augustine    Directors and Chief Executive Officer of Martin Marietta
  appears in       Corporation, a position he has held since April 1988. He
  this space.      is a director of Riggs National Corporation and The
                   Procter & Gamble Company. Mr. Augustine became a director in January 1989.

  Photo of         George B. Beitzel, 65, is a retired Senior Vice President
  Mr. Beitzel      and Director of International Business Machines
  appears in       Corporation. He is a director of Bankers Trust New York
  this space.      Corporation and its subsidiary, Bankers Trust Company;
                   FlightSafety International, Inc.; Rohm and Haas Company;
                   Roadway Services, Inc.; TIG Holdings; Computer Task
                   Group; and Phillips Gas Company. Mr. Beitzel became a director in July 1980.

  Photo of         C. L. Bowerman, 54, is an Executive Vice President
  Mr. Bowerman     responsible for corporate strategic planning, corporate
  appears in       information technology and research and development, a
  this space.      position he assumed in April 1992. In his capacity as an
                   Executive Vice President he previously was responsible for corporate engineering, corporate strategic planning and research and development from December 1991 to March 1992. He previously was a Senior Vice President responsible for refining, marketing, supply and transportation beginning in October 1988. Mr. Bowerman became a director in December 1989.

  Photo of         Robert E. Chappell, Jr., 57, is self employed as an
  Mr. Chappell     investment and management consultant. He previously was
  appears in       the Senior Executive Vice President and Chief Investment
  this space.      Officer of Metropolitan Life Insurance Company, a
                   position he held from October 1989 through December 1992.
                   He previously served Metropolitan Life Insurance Company as Executive Vice President from October 1986 to October
                   1989. He is also a director of First Colony Corporation.
                   Mr. Chappell became a director in December 1990.

  Photo of         Lawrence S. Eagleburger, 63, is Senior Foreign Policy
  Mr. Eagleburger  Advisor for Baker, Worthington, Crossley, Stansberry &
  appears in       Woolf, a Washington, D.C. law firm, a position he assumed
  this space.      in January 1993. He previously served as Secretary of
                   State from December 1992 through January 1993, Acting
                   Secretary of State from August 1992 to December 1992, and Deputy Secretary of State from February 1989 to
                   August 1992. He is a director of Dresser Industries, the Institute for Defense Analyses, Jefferson Bankshares, and
                   Universal Corporation. Mr. Eagleburger became a director in February 1993.

  Photo of         James B. Edwards, 66, is President of the Medical
  Mr. Edwards      University of South Carolina. He is a director of
  appears in       The South Carolina National Bank, a subsidiary of
  this space.      The South Carolina Corporation which is owned by
                   Wachovia Corporation; Brendle's, Inc.; SCANA Corporation;
                   Chemical Waste Management, Inc.; Imo Industries Inc.;
                   Encyclopaedia Britannica, Inc.; COMSAT Corporation; and
                   National Data Corporation. He is a former U.S. Secretary of Energy and Governor of South Carolina. Mr. Edwards became a director in January 1983.

  Photo of         Larry D. Horner, 59, is a Managing Director of Arnhold
  Mr. Horner       and S. Bleichroeder, Inc., a position he assumed in
  appears in       April 1991. He previously was a partner in KPMG Peat
  this space.      Marwick and is a former Chairman and Chief Executive of
                   that firm. He became Chairman in October 1984. He is a director of American General Corporation; Charterhouse
                   Group International Limited; First Eagle Fund
                   International; and the China Light Industry Fund.
                   Mr. Horner became a director in May 1991.

  Photo of         E. Douglas Kenna, 69, is Chairman of the Board of
  Mr. Kenna        Directors of Roper Industries. He previously was
  appears in       Chairman of Carlisle Companies, Inc. from August
  this space.      1989 through December 1993. He is a director of
                   Fleet Financial Group and Harrow Corporation. Mr. Kenna became a director in June 1977.

  Photo of         J. J. Mulva, 47, is an Executive Vice President of the
  Mr. Mulva        Company and its Chief Financial Officer. The Board of
  appears in       Directors has named Mr. Mulva to become President and
  this space.      Chief Operating Officer effective May 1, 1994. He
                   previously was Senior Vice President and Chief Financial
                   Officer beginning in May 1993, Vice President and Chief
                   Financial Officer beginning in March 1993, Vice
                   President, Treasurer and Chief Financial Officer beginning in March 1990, and Vice President and Treasurer, beginning in September 1988. Mr. Mulva became a director in January 1994.

  Photo of         D. J. Tippeconnic, 54, is an Executive Vice President of
  Mr. Tippeconnic  the Company responsible for refining, marketing,
  appears in       chemicals and plastics, a position he assumed in
  this space.      December 1991. He previously was a Senior Vice President
                   responsible for corporate strategic planning, corporate engineering and research and development beginning in November 1988. Mr. Tippeconnic became a director in December 1989.

  Photo of         Randall L. Tobias, 51, is Chairman, President and Chief
  Mr. Tobias       Executive Officer of Eli Lilly and Company, a position he
  appears in       assumed in July 1993. He previously was Vice Chairman of
  this space.      American Telephone and Telegraph Company from September
                   1986 to June 1993. Mr. Tobias became a director in July 1992.

  Photo of         Victoria J. Tschinkel, 46, is a Senior Consultant to
  Mrs. Tschinkel   Landers & Parsons, a Tallahassee, Florida law firm, a
  appears in       position she assumed in 1987. She previously served as
  this space.      Secretary of the Florida Department of Environmental
                   Regulation from 1981 to 1987. Mrs. Tschinkel became a director in July 1993.

  Photo of         J. L. Whitmire, 53, is an Executive Vice President of
  Mr. Whitmire     the Company responsible for worldwide exploration and
  appears in       production. Previously he was Senior Vice President for
  this space.      worldwide exploration and production beginning in
                   December 1991, and Vice President of North America
                   Exploration and Production beginning January 1988.
                   Mr. Whitmire became a director in January 1994.


Mr. C. J. Silas, current Chairman of the Board of Directors and Chief Executive Officer of the Company, will reach his intended retirement age in April and is retiring from the Company and Board service effective May 1, 1994.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                  Name and Address of    Amount and Nature of    Percent of
Title of Class    Beneficial Owner       Beneficial Ownership    Class
- --------------    -------------------    --------------------    ----------
Common            Bankers Trust Company  Direct (1)   Indirect
                  P. O. Box 1855         ----------   --------
                  Church Street Station  62,143,404      -0-       23.77%
                  New York, New York,
                  10008

(1) 55,796,087 were held by the Bank as Trustee under the Company's Thrift and Long-Term Stock Savings Plans with shared voting power; 2,427,554 were held in trust accounts for which the Bank possessed sole voting and investment power; 12,596 were held in trust accounts for which the Bank possessed voting and investment power shared with others; 3,907,167 were held in trust accounts for which the Bank possessed sole investment power but no voting power; none were held in trust accounts for which the Bank possessed sole voting power but no investment power; and none were owned outright. The Bank has disclaimed beneficial ownership of the shares it holds as record owner for the Thrift and Long-Term Stock Savings Plans.




                       SECURITY OWNERSHIP OF MANAGEMENT
                          Phillips Petroleum Company
                                  Securities
                       --------------------------------
                                   Amount and Nature of
                                   Beneficial Ownership
 Title       Name of               --------------------
of Class Beneficial Owner          Direct(1)   Indirect    Percent of Class
- -------- -----------------------   --------- ----------    -----------------
         Directors and Nominees(2)
         -------------------------
Common   W. W. Allen                 151,681          -     less than 1%
Common   Norman R. Augustine           5,200          -     less than 1%
Common   George B. Beitzel            69,961 62,143,404 (3) less than 1% (3)
Common   C. L. Bowerman              122,923        654     less than 1%
Common   Robert E. Chappell, Jr.       3,500          -     less than 1%
Common   Lawrence S. Eagleburger       1,110          -     less than 1%
Common   James B. Edwards              8,138          -     less than 1%
Common   Larry D. Horner               2,500          -     less than 1%
Common   E. Douglas Kenna             11,599          -     less than 1%
Common   J. J. Mulva                 121,304         18     less than 1%
Common   C. J. Silas                 419,148     10,607     less than 1%
Common   D. J. Tippeconnic           118,417          -     less than 1%
Common   Randall L. Tobias             3,000          -     less than 1%
Common   Victoria J. Tschinkel         1,000          -     less than 1%
Common   J. L. Whitmire               94,423          -     less than 1%

         Executive Officers
         ------------------
Common   R. G. Ceconi                 45,956          -     less than 1%
Common   W. G. Paul                  166,098      1,579     less than 1%
Common   Barbara J. Price             34,998          -     less than 1%
Common   J. B. Whitworth             128,479          -     less than 1%
                                   --------- ----------
All directors, nominees and
executive officers
as a group (19 in group)           1,509,435 62,156,262     less than 1%
                                                            direct, 23.78%
                                                            indirect (3)

(1) Direct ownership includes shares which may be acquired under options within 60 days of the record date.
(2) The shares stated as being beneficially owned by each nominee do not include shares beneficially owned by the other companies on whose boards of directors the nominees, directors or officers serve. (The list of nominees for directors on pages 7 through 9 contains the names of the other companies for which the nominees serve as directors.) Each nominee disclaims beneficial ownership of all such shares.
(3) The shares shown as indirectly owned by Mr. Beitzel include shares directly owned by Bankers Trust Company on whose Board Mr. Beitzel serves and whose ownership is set forth in the table at the top of this page. Mr. Beitzel disclaims beneficial ownership of all such shares.

                       SECURITY OWNERSHIP OF MANAGEMENT
                             Phillips Gas Company
                                Securities (1)
                       --------------------------------
                                         Amount of Nature
                                          of Beneficial
                                          Ownership (1)
                         Name of       --------------------     Percent
  Title of Class     Beneficial Owner    Direct    Indirect     of Class
- ------------------  ------------------ --------   ---------   ------------
                    Directors and
                    Nominees
                    ------------------
Series A Preferred  W. W. Allen               -     500 (2)   less than 1%
Series A Preferred  George B. Beitzel     1,000       -       less than 1%
Series A Preferred  J. J. Mulva             475   1,070       less than 1%
Series A Preferred  C. J. Silas           5,000       -       less than 1%
Series A Preferred  J. L. Whitmire          400       -       less than 1%

                    Executive Officers
                    ------------------
Series A Preferred  R. G. Ceconi              -   1,000       less than 1%
Series A Preferred  W. G. Paul            1,000       -       less than 1%
Series A Preferred  J. B. Whitworth           -     300       less than 1%
                                       --------   -------
All directors, nominees and
executive officers
as a group (8 in group)                   7,875   2,870       less than 1%

(1) Table shows only those directors, nominees and executive officers who own shares.
(2) Mr. Allen has disclaimed beneficial ownership of all such shares.


OTHER INFORMATION ABOUT AND TRANSACTIONS
WITH DIRECTORS, NOMINEES AND OFFICERS

    The Company is required to provide information about certain types of legal proceedings and transactions involving directors, nominees and officers.

    Mr. Kenna, a current director and nominee, is Chairman of the Board of Bertram-Trojan, Inc. (now called Martreb, Inc.), a non-public company, and a maker of luxury yachts which filed for reorganization under Chapter 11 of the Federal Bankruptcy Code in March 1992. The operating assets of the Company were sold in the proceeding and a liquidating plan is in the process of being prepared for submission to the Court and the creditors.


COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

    Mr. Horner, a current director, nominee and a member of the Audit, Compensation and Executive Committees, is a Managing Director of Arnhold and S. Bleichroeder, Inc. in New York ("A&SB") which entered into a letter agreement in August 1992 with the Company and Provesta Corporation, a wholly owned subsidiary of the Company. Under the agreement, A&SB would advise the Company and Provesta on strategic alternatives for Provesta, including parties who might be interested in acquiring, joint venturing or entering into other corporate relationships involving Provesta's business. The Company agreed to pay A&SB an engagement fee and to reimburse its reasonable out-of-pocket expenses. Upon successful completion of a sale, joint venture or licensing agreement involving all or part of Provesta's food and feed ingredients and aquaculture business and yeast expression vector technology and related research and patents, A&SB would be entitled to a success fee. The engagement fee is to be credited against any success fee. A&SB was paid $523,250 in 1993 as engagement fees and reimbursable expenses. Of that amount, $141,500 was paid for work performed and expenses incurred during 1992. In addition, AS&B received $30,000 in January 1994 for work performed in 1993 on Provesta.

    Other members of the Compensation Committee are Norman R. Augustine, George B. Beitzel, James B. Edwards and Victoria J. Tschinkel.

    The Company had no interlocking relationship during the last fiscal year.

GENERAL INFORMATION
RELATING TO THE BOARD OF DIRECTORS

The Board of Directors

    The business and affairs of the Company are managed under the direction of the Board of Directors. To assist it in carrying out its duties, the Board has delegated certain authority to five committees. The Board of Directors held eight meetings in 1993. Attendance by the current directors at meetings of the Board and of the Committees on which they served averaged over 94 percent, except for Mr. Tobias who attended 65 percent of all such meetings.


Committees of the Board

    The Audit Committee, the Compensation Committee, the Executive Committee, the Nominating Committee and the Public Policy Committee are the standing committees of the Board of Directors. Membership is as follows:


Audit          Compensation   Executive      Nominating     Public Policy
- -------------- -------------- -------------- -------------- --------------
Horner*        Augustine*     Silas*         Kenna*         Chappell*
Chappell       Beitzel        Allen          Beitzel        Augustine
Eagleburger    Edwards        Augustine      Edwards        Eagleburger
Kenna          Horner         Horner                        Tobias
Tobias         Tschinkel      Kenna                         Tschinkel
__________
* Chairman

    The Audit Committee recommends to the Board the independent auditors to be engaged by the Company, reviews the scope of their engagement, including the remuneration to be paid, and reviews on a continuing basis the independence of the auditors. The Committee reviews with the independent auditors, the Controller, the General Auditor, the General Counsel and other appropriate Company personnel: (1) the Company's general policies and procedures with respect to audits and accounting and financial controls;
(2) the general accounting and reporting principles and practices applied in preparing the Company's financial statements and conducting financial audits; (3) the interim and year-end financial statements and any certification, report or opinion which the independent auditors propose to render in connection with such statements; (4) the extent to which the Company has implemented changes suggested by the internal audit staff, the independent auditors or the Committee; and (5) the adequacy of the Company's accounting practices and internal control structure. The Committee may direct the General Counsel, the independent auditors and the internal audit staff to inquire into and report to it on any matter having to do with the Company's business affairs. The Committee also monitors compliance with the Company's Code of Business Ethics, Conduct and Responsibility and oversees the activities of the Corporate Compliance and Ethics Committee. The Audit Committee held six meetings in 1993.

    The Compensation Committee recommends for Board approval the salaries for the Chairman of the Board of Directors and Chief Executive Officer, and the President, and approves salaries for other officers who are members of the Board of Directors, and for employees who earn $200,000 or above. The Committee makes recommendations to the Board with respect to proposals for the application of new benefits, incentive plans or programs to officers who are also directors and the application of amendments to existing plans or programs which would significantly increase such officers' compensation. The Compensation Committee held seven meetings in 1993.

    The Executive Committee, when the Board is not in session, may exercise all power and authority of the Board in the management and business of the Company, subject to the limitations imposed by the Bylaws. The Committee has the authority to review and approve proposed corporate action when the Board is not in session and may advise the Board of any recommendations of the Committee regarding any proposed corporate action presented to the Board. The Executive Committee held four meetings in 1993.

    The Nominating Committee recommends to the Board qualified candidates for election as directors. The Committee welcomes suggestions from stockholders about qualified candidates. A stockholder wishing to submit a recommendation to the Committee may do so by writing Dale J. Billam, Secretary, Phillips Petroleum Company, Bartlesville, Oklahoma 74004. The Nominating Committee held five meetings in 1993.

    The Public Policy Committee advises management and the Board of Directors (i) in response to current and emerging public policy issues, and (ii) in the development and review of policies and budgets in respect of contributions, including, but not limited to, contributions to organizations whose primary purpose is charitable, civic, cultural or educational. In order to carry out these duties, the Committee
(a) identifies, evaluates and monitors the social, political, environmental, occupational, safety and health trends, issues and concerns, domestic and foreign, which affect or could affect the Company's business activities and performance; (b) reviews information from management and approves recommendations to assist in the formulation and adoption of policies, programs and practices concerning the matters set forth in (a) above, including, but not limited to ecological and environmental protection, employee safety, ethical business conduct, consumer affairs, alcohol and drug abuse, equal opportunity matters and government relations; and
(c) monitors and evaluates on an on-going basis the Company's compliance with such policies, programs and practices. The Committee also has the authority to authorize the use of Company funds for political contributions on behalf of the Company, if and to the extent permitted by law. The Public Policy Committee held three meetings in 1993.

COMPENSATION OF DIRECTORS AND NOMINEES

    Compensation of non-employee directors consists of $10,000 and 1,000 shares of Phillips common stock per year, plus $2,000 per year for each Board committee membership, $950 for each Board meeting attended, and $700 for the committee chairman or $500 for a committee member for each committee meeting attended. Non-employee directors may elect to defer all or part of their cash compensation. The future payment of this deferred compensation has been pre-funded in a special trust designated for this purpose.

    These directors also participate in the Non-Employee Director Retirement Plan. This plan provides for monthly payments to each non-employee director who retires from Board service. Each monthly payment is equal to one-twelfth of the annual cash retainer paid for Board service (currently $10,000) plus the average, calculated on a formula which includes daily and monthly computations, of the fair market value of the 1,000 shares of stock during the twelve months immediately prior to the non-employee director's retirement. These payments continue for the number of years equal to each director's years of Board service. If a retired non-employee director should die prior to the completion of the payment period, the director's surviving spouse will receive the remainder of the payments unless such spouse dies prior to the end of the payment period. Plan payments have been pre-funded by the Company in a special trust designated for this purpose. Prior to retirement the Company also provides $200,000 of life insurance for each non-employee director.


                              EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth compensation information for services performed in 1993, 1992 and 1991 for those persons who were at December 31, 1993, the Chief Executive Officer and the four most highly compensated officers of the Company.




                SUMMARY COMPENSATION TABLE


                                   Annual Compensation
                            ---------------------------------
                                                 Other Annual
Name and                      Salary     Bonus   Compensation
Principal Position   Year        ($)       ($)            ($)
- ------------------   ----   --------   -------   ------------
C. J. Silas          1993    935,000   612,514              0
Chairman of the      1992    865,000   437,488              0
Board & CEO          1991    825,000         0              0

W. W. Allen          1993    448,250   275,235              0
President &          1992    392,000   180,000              0
COO                  1991    315,250         0              0

C. L. Bowerman       1993    325,250   155,876              0
Executive Vice       1992    307,000    98,180              0
President            1991    272,500         0              0

W. G. Paul           1993    388,000   152,736              0
Sr. Vice President   1992    369,000   127,730              0
& General Counsel    1991    358,500         0              0

D. J. Tippeconnic    1993    352,500   146,993              0
Executive Vice       1992    332,500   113,670              0
President            1991    284,500         0              0



                    SUMMARY COMPENSATION TABLE (Cont.)


                                    Long-Term Compensation
                            --------------------------------------
                                      Awards             Payouts
                            -------------------------  -----------
                            Restricted     Securities    Long-Term  All Other
                                 Stock     Underlying    Incentive    Compen-
Name and                      Award(s)   Options/SARs       Payout     sation
Principal Position   Year       (1)($)            (#)          ($)    (2) ($)
- ------------------   ----   ----------   ------------  ----------- ----------
C. J. Silas          1993            0        127,044        - (3)      5,499
Chairman of the      1992            0              0  453,720 (4)      8,343
Board & CEO          1991            0              0        0 (5)     11,764

W. W. Allen          1993            0         54,154        - (3)      5,499
President &          1992            0              0  119,430 (4)      8,820
COO                  1991            0              0        0 (5)     12,259

C. L. Bowerman       1993            0         31,467        - (3)      5,499
Executive Vice       1992            0              0   82,380 (4)      8,820
President            1991            0              0        0 (5)     12,831

W. G. Paul           1993            0         35,229        - (3)      5,475
Sr. Vice President   1992            0              0  137,970 (4)      8,677
& General Counsel    1991            0              0        0 (5)     12,084

D. J. Tippeconnic    1993            0         36,194        - (3)      5,499
Executive Vice       1992            0              0  131,970 (4)      8,820
President            1991            0              0        0 (5)     12,351


(1) The Company has not made any outright grants of restricted stock to any executive officer during any of the periods covered by the table. The Company settled awards under its 1985 and 1987 annual incentive plans and under all long-term incentive plans since 1986 by distributing to award recipients shares of restricted stock which are not transferrable prior to death, disability or retirement at age 62 for corporate officers, unless restrictions are earlier lapsed by the Committee. The aggregate number of such restricted shares held at December 31, 1993, and the market value of such shares on that date (calculated according to SEC regulation without regard to the restrictions and the resulting inability of the named executives to realize such values at such time) were: Mr. Silas, 197,360 shares, $5,772,780; Mr. Allen, 29,228 shares,
    $854,919; Mr. Bowerman, 38,756 shares, $1,133,613; Mr. Paul, 82,896 shares, $2,424,708; and Mr. Tippeconnic, 39,419 shares, $1,153,006.
(2) Includes Company contributions to the Thrift Plan for the benefit of participants and the value of the shares allocated to Long-Term Stock Savings Plan participants as of the respective valuation dates.
(3) No decision has been made on awards for performance under the Strategic Incentive Plan Performance Period from 1990-1993.
(4) The value of the restricted stock on the date of the award for performance under the Strategic Incentive Plan Performance Period from 1989-1992.
(5) No awards were paid for performance under the Strategic Incentive Plan Performance Period from 1988-1991.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

    Stock options granted during 1993 to the Chief Executive Officer and the four most highly compensated officers of the Company are reflected in the following Option/SAR Grants in Last Fiscal Year table.



                         Individual Grants
- -----------------------------------------------------------------------
                       Number of
                      Securities     % of Total
                      Underlying   Options/SARs   Exercise
                    Options/SARs     Granted to    or Base
                         Granted   Employees in      Price   Expiration
Name                         (#)    Fiscal Year     ($/Sh)         Date
- ------------------  ------------   ------------   --------   ----------
C. J. Silas              127,044          7.66%      25.07     01/10/03
W. W. Allen               54,154          3.27%      25.07     01/10/03
C. L. Bowermen            31,467          1.90%      25.07     01/10/03
W. G. Paul                35,229          2.12%      25.07     01/10/03
D. J. Tippeconnic         36,194          2.18%      25.07     01/10/03
- ------------------  ------------   ------------   --------   ----------
Stockholders (2)             N/A            N/A        N/A          N/A



             OPTIONS/SAR GRANTS IN LAST FISCAL YEAR (Cont.)

                           Potential Realizable Value at
                           Assumed Annual Rates of Stock
                       Price Appreciation for Option Term (1)
                    ---------------------------------------------
Name                      0% ($)          5% ($)          10% ($)
- ------------------  ------------   -------------   --------------
C. J. Silas                    0       2,003,484        5,076,678
W. W. Allen                    0         854,009        2,163,994
C. L. Bowermen                 0         496,235        1,257,421
W. G. Paul                     0         555,561        1,407,751
D. J. Tippeconnic              0         570,779        1,446,312
- ------------------  ------------   -------------   --------------
Total Stockholders (2)         0   4,099,868,830   10,388,760,840


(1) "Potential realizable value" is disclosed in response to SEC rules which require such disclosure for illustration only. The values disclosed are not intended to be, and should not be interpreted by stockholders as representations or projections of future value of the Company's stock or of the stock price.

(2) To lend perspective to the illustrative "potential realizable value," if the Company's stock price increased 5 percent or 10 percent per year for 10 years from January 1, 1993 (disregarding dividends and assuming for purpose of the calculation a constant number of shares outstanding), the total increase in the value of all shares outstanding at January 1, 1993, is shown above as "potential realizable value" for Total Stockholders.



                     TEN-YEAR OPTION/SAR REPRICING

There have been no options or stock appreciation right repricings during the last 10 years for the Chief Executive Officer or for any of the other four most highly compensated officers of the Company as reflected in the following Ten-Year Option/SAR Repricing table.


                        Number of    Market                       Length of
                       Securities     Price  Exercise              Original
                       Underlying  of Stock     Price                Option
                         Options/   at Time   At Time                  Term
                             SARs        of        of      New    Remaining
                         Repriced Repricing Repricing Exercise   at Date of
                       or Amended or Amend- or Amend-    Price Repricing of
Name              Date        (#)  ment ($)  ment ($)      ($)    Amendment
- ----------------- ---- ---------- --------- --------- -------- ------------
C. J. Silas          -          0         -         -        -            -
W. W. Allen          -          0         -         -        -            -
C. L. Bowerman       -          0         -         -        -            -
W. G. Paul           -          0         -         -        -            -
D. J. Tippeconnic    -          0         -         -        -            -

           AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR,
                AND FISCAL YEAR-END OPTION/SAR VALUE

    The following table shows the number of shares acquired and the net value realized from exercising stock options during 1993 and the number and value of exercisable and unexercisable stock options granted under the 1986 Stock Plan and the 1990 Stock Plan at fiscal year-end 1993 for the Chief Executive Officer and the four most highly compensated executive officers of the Company.

                                                Number of          Value of
                                               Securities          Value of
                                               Underlying       Unexercised
                                              Unexercised      In-the-Money
                                             Options/SARs      Options/SARs
                                                at Fiscal         at Fiscal
                     Number of                   Year-End    Year-End($)(2)
                        Shares   Net Value
                      Acquired    Realized    Exercisable/     Exercisable/
Name               on Exercise     ($) (1)   Unexercisable    Unexercisable
- -----------------  -----------   ---------   -------------   --------------
                                                 156,444          1,414,777
C. J. Silas             24,351   $437,885        159,411            665,896

                                                  65,379            753,033
W. W. Allen                  0          0         64,246            268,425

                                                  36,903            305,183
C. L. Bowerman           3,000    $48,750         40,564            169,502

                                                  26,930            154,051
W. G. Paul              20,962   $311,979         46,492            194,307

                                                  27,038            167,206
D. J. Tippeconnic       43,987   $711,080         45,728            191,085

(1) Net value realized is the market price on the date of exercise less the option price times the number of shares exercised under the option.
(2) Based on $29.25, the fair market value of the Company's common stock on December 31, 1993.


               LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

    The following table shows Long-Term Incentive Plan awards established under the Omnibus Securities Plan during 1993 for the Chief Executive Officer and the four most highly compensated executive officers of the Company.

                                             Estimated Future Payouts Under
                               Performance    Non-Stock Price--Based Plans
                                  or Other   ------------------------------
                                    Period        Number of Shares (1)
                                     Until
                   Number of    Maturation   Threshold    Target    Maximum
Name              Shares (#)     or Payout     (#) (2)       (#)        (#)
- ----------------- ----------   -----------   ---------    ------   --------
C. J. Silas       21,840 (3)      12/31/95      10,920    21,840     43,680
W. W. Allen        9,137          12/31/95       4,568     9,137     18,274
C. L. Bowerman     5,409          12/31/95       2,704     5,409     10,818
W. G. Paul         5,836          12/31/95       2,918     5,836     11,672
D. J. Tippeconnic  6,282          12/31/95       3,141     6,282     12,564

(1) At the end of the three-year performance period, from January 1, 1993, through December 31, 1995, the Compensation Committee will evaluate the Company's performance to determine the extent to which target awards have been earned. The Company's performance will be measured by total stockholder return compared to the total stockholder return of the peer group of eight integrated oil companies used in the Performance Graph.
(2) The Company's total stockholder return must be above the bottom quartile when compared to the peer group (threshold performance) before any award can be approved. If the threshold performance is achieved, the Committee expects to approve awards at the threshold level which is fifty percent of the target number of shares established for the performance period. The actual awards earned can range from 0 percent to 200 percent of the target awards.
(3) The target award for C. J. Silas will be prorated based on the number of months he was an employee during the performance period.

COMPENSATION COMMITTEE REPORT
TO STOCKHOLDERS
ON EXECUTIVE COMPENSATION

    The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee is composed of the directors named below, all of whom qualify as disinterested persons for purposes of Rule 16b-3 adopted under the Securities Exchange Act of 1934.

    The executive compensation programs are designed to motivate all executives to work as a team to maximize long-term stockholder value and achieve industry safety leadership.

    Executive compensation decisions made by the Committee are based on a combination of quantitative and qualitative measures. During 1993, the quantitative measures employed included: relative total return to stockholders; improved safety performance through reduced rates of recordable injuries and chargeable vehicle accidents; relative return on equity; relative return on assets; performance against pre-established financial measures; targets for finding and development costs; for reserve replacement; as well as internal performance objectives. The Committee also uses qualitative measures of performance such as experience, ability to develop and implement strategic plans, leadership in the industry and community, and social responsibility.

    The Committee recognizes that the Company's businesses are extremely capital intensive, requiring large investments, in most cases over a number of years, before tangible financial returns are achieved. In addition, in the short-term, the Company's prospects and performance as measured by its share price can be significantly affected by commodity price movements and geopolitical factors over which the Company and its management have no control. Therefore, the Committee evaluates the quantitative and qualitative measures, but may use discretion in recognizing performance achievements and value enhancement.

    Section 162(m) of the Internal Revenue Code requires, effective in 1994, the establishment of performance-based standards for the deduction of certain compensation to any covered employee in excess of $1 million per year. The stock options granted by the Committee under stockholder approved plans are exempt from this provision. No officer of the Company is expected to receive compensation in 1994 which will result in non-deductibility of such compensation expense to the Company. The Committee has elected to defer a decision to qualify other elements of compensation under Section 162(m) of the Internal Revenue Code.

    By design, the executive compensation program is variable, based on performance, and results in earnings by performance over a longer term. The Company's objective in so doing is to provide a greater percentage of the total compensation of its executives through variable or "at-risk" compensation arrangements under the Annual Incentive Compensation Plan ("AICP"), stock options and awards under the Long-Term Incentive Plan.


Executive Compensation Actions for 1993

Salaries
- --------
    Executive salary decisions are made primarily on the basis of individual performance reviews. Executive salaries were adjusted in October 1993 as part of a Company-wide merit salary program affecting approximately 7,300 domestic dollar payroll salaried employees. The Committee determines salaries for all employees with salaries of $200,000 or above except for the Chairman of the Board of Directors and the President. The Committee recommends their salaries to the Board of Directors for consideration. In determining executive salaries, without assigning relative weight to any factor, the Committee considers the responsibilities of their position, the relative success with which the executive employee carries out those responsibilities, and their salary within the range for their job grade classification. The Committee's recommendation for Mr. Silas' salary, which was adopted unanimously by the non-employee members of the Board of Directors, was based on, without assigning relative weight to any of the factors, (i) a comparison of Mr. Silas' salary to those of chief executives of other companies in the petroleum industry, including those in the peer group by which the Company evaluates its stockholder return performance,
(ii) Mr. Silas' tenure as the Company's chief executive (which is among the longest of current petroleum industry chief executive officers), (iii) the Committee's endorsement of his leadership in directing key strategic corporate decisions, and (iv) his industry and national public service which, in the Committee's opinion, effectively and substantially benefitted the Company's business and enhanced its stature among peers and the public. The Committee believes based on the data available, that Mr. Silas' salary ranks fourth in the peer group.

Annual Incentive Compensation Program
- -------------------------------------
    The Committee administers the AICP, which provides an opportunity for the award of annual bonuses. Under the AICP, a threshold of Company financial performance must be met before awards are approved. For 1993, this threshold was generation of not less than $1 billion in cash from operating activities. The AICP also employs annual objectives, which the Committee establishes each year. For 1993, the Committee set three Company-wide objectives: (i) total stockholder return for 1993 greater than the median stockholder return of the oil industry peer group used by the Company to measure its stockholder return performance as listed in the Performance Graph; (ii) generation of $1.5 billion cash from operating activities plus asset sales; and ( iii) a reduction of five percent in recordable injury rates and chargeable accidents involving Company vehicles from the average of the last three years.

    The Committee establishes targets each year for individual AICP awards on the basis of a percentage of salary which varies according to the employee's job grade classification under the Company's job evaluation system. The target awards are established using internally generated data and data obtained from independent third party consultants, and are intended to be at the mean of the peer companies if performance objectives are met. For 1993, the target percentages varied from 12 percent of salary for entry-level AICP participants to 65 percent of salary for the Chairman of the Board of Directors. The Committee is authorized under the terms of the AICP to approve individual awards from 0 percent to 200 percent of target for the award year.

    Mr. Silas' and Mr. Allen's AICP awards are based on overall corporate performance. Awards to all other AICP participants reflect the performance of business units or staff groups with which they are related, as well as corporate performance. In February 1994, the Committee approved cash incentive compensation awards from 70 percent to 108.50 percent of target, based on a review of the Company's 1993 corporate and business unit performance. In determining the amount of the incentive compensation award paid to Mr. Silas and the other named executive officers, the Compensation Committee considered that the cash generated from operating activities exceeded the threshold. The objective for cash from operating activities plus asset sales was also exceeded. The Company's total return to stockholders for the year was 19.8 percent, which placed the Company third compared to the eight peer companies; and one of the two safety objectives was met. For Mr. Silas and the other executive officers, the awards are set forth in the Summary Compensation Table.

Stock Options
- -------------
    It is the Committee's practice to consider the grant of stock options in January of each year. All grants to date have been made at the fair market value of the Company's stock on the date of the grant. It is the Committee's policy not to reprice any stock option grants. The number of shares subject to options at the date of each grant is set using internally generated information and information from independent third party consultants to be at the mean of those granted by peer companies to persons in corresponding positions. The number of shares subject to option grants varies based on job grade classification and salary. Grants in January 1993 ranged from 75 percent of annual salary for the lowest level of eligibility to 350 percent of annual salary for the Chairman and Chief Executive Officer. For Mr. Silas and the other executive officers, this formula yielded the grants set out in the Options/SAR Grants In The Last Fiscal Year table.

Long-Term Incentive Program
- ---------------------------
    The Committee is currently administering two different forms of long-term incentive arrangements. Both the former stock plans and the Omnibus Securities Plan were approved by stockholders. It has been the Committee's practice to establish each year a three- or four-year performance period, at the end of which performance for the period is measured against predetermined objectives and awards, if any, are made. Under the Strategic Incentive Plan portions of the Company's former stock plans, there are two remaining performance periods (1990-1993 and 1991-1994) with respect to which the Committee will make decisions about payouts. The former stock plans have been discontinued and no further performance periods will be created under them.

    At the beginning of Strategic Plan Performance Period IV, which covered the four years 1989-1992 ("SIP IV"), a target award was established based on a percentage of salary varying according to job grade classification. Target awards were increased for individuals who were promoted during the performance period to positions with higher job grade classifications. For SIP IV, target awards were based upon 22 percent of salary for the lowest level of eligibility up to 65 percent of salary for the Chairman and Chief Executive Officer.

    In 1993, the Committee approved long-term awards at 25 percent below the target award levels which had been established for SIP IV. The awards for SIP IV were based on the Company's ranking in the second quartile of its peer group for total stockholder return, in the top quartile for return on equity, and in the second quartile for return on assets. These rankings were made for the purposes of SIP IV on the Company's position within the range of returns for the peer group, and not on the market capitalization weighted basis required in the Performance Graph presented in this Proxy Statement. Also, the peer group for awards under the Strategic Incentive Plan included one additional company not in the peer group used in the Performance Graph in this Proxy Statement for evaluation of the Company's stockholder return performance. This additional company ceased to be an integrated oil and gas company, and was removed from the peer group for purposes of the Proxy Statement Performance Graph and for measurement of future performance under the Long-Term Incentive Plan.

    The Committee also employed internal performance measures with predetermined objectives for SIP IV. Those objectives met included replacement of 100 percent of hydrocarbon reserves produced during the performance period; maintenance of finding costs for hydrocarbon reserves in the lowest quartile of a peer group (which includes three additional companies as well as those companies in the stockholder return peer group); and completion of the new ethylene processing plant at the Company's Sweeny, Texas, refinery. In addition, the Committee evaluated performance against certain internal performance measures which it does not disclose in this report because of its view that the standards and the Company's performance involve confidential commercial or business information the disclosure of which would have an adverse effect on the Company's competitiveness.

    The value of the awards, which were settled in restricted stock for Mr. Silas and the other executive officers under the SIP IV in 1993, are set forth on the line for 1992, in the Summary Compensation Table.

    Upon completion of the remaining Performance Periods under the former stock plans, the only form of long-term incentive arrangement will be the Long-Term Incentive Plan under the Company's Omnibus Securities Plan. The Committee established the first performance period of the new plan, which extends from January 1, 1993, through December 31, 1995. Target awards for Mr. Silas and the other executive officers were established as presented in Long-Term Incentive Plan Award Last Fiscal Year table, and were based on a percentage of salary varying according to job grade classification and the price of the Company's stock at the beginning of the performance period. Actual awards, if any, will be determined by the Committee at the end of the performance period based on the single measurement of the Company's relative total stockholder return as compared to the peer group by which the Company evaluates its stockholder return performance. The Committee is authorized under the terms of the Long-Term Incentive Plan to approved individual awards from 0 percent to 200 percent of the target awards established for the performance period. Before awards may be granted, the Company's total stockholder return must be above the bottom quartile when compared to the industry peer group.

THE COMPENSATION COMMITTEE
Norman R. Augustine, Chairman
George B. Beitzel
James B. Edwards
Larry D. Horner
Victoria J. Tschinkel

                            PERFORMANCE GRAPH

The following graph shows the Company's total return to stockholders compared to the S & P Composite 500 and a peer group of eight integrated oil companies over the five-year period from December 31, 1988 through December 31, 1993.


        COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL STOCKHOLDER RETURN* Among Phillips Petroleum, S&P 500 Index, and Peer Group Index **

*  Total return assumes dividend reinvestment
** Amoco, Chevron, Exxon, Mobil, Texaco,
   Amerada Hess, ARCO, Unocal



                  [Proxy Graph appears in this space]




Assumes $100 Invested on 12/31/88 in Phillips Common Stock, S&P 500 Index and Peer Group Index.

A table of the data points used in the graph:

                                1989    1990    1991    1992    1993
                                ----    ----    ----    ----    ----
        (1) PHILLIPS PETROLEUM  $135    $145    $139    $152    $183
        (2) S&P 500 INDEX        132     127     166     178     195
        (3) PEER GROUP INDEX     137     145     160     167     190

The Retirement Income Plan, in which all active eligible employees (including executive officers) participate, does not require participant contributions. Benefits are computed in accordance with several formulas. Officers, including executive officers, generally receive benefits under a final average earnings formula. Benefits are based on length of service, a participant's annual salary and awards paid under the Annual Incentive Compensation Plan. Normal retirement age is 65. A participant may retire as early as age 55 and receive a reduced benefit. Benefits for a retiring employee are paid in the form of a straight-life annuity or one of several other forms of equivalent actuarial value. One executive officer of the Company has elected to be covered by a supplemental plan which provides for retirement after age 62 but before age 65. It supplements retirement by calculating benefits as if the retiring officer had continued to be employed until age 65. All other executive officers have indicated to the Company an intention to retire at age 62.

The following table shows the maximum estimated straight-life annual benefits payable at normal retirement age to employees in the higher salary classifications, prior to reductions required by the plan for Social Security benefits.


                             PENSION PLAN TABLE

                    Estimated Annual Retirement Benefits
                 Under Final Average Earnings Formula (1) (2)

    Annual Average of
  Highest 3 Consecutive
  Calendar Years' Salary      Years of Credited Service at Normal Retirement
and AICP Awards in 10 Years  ------------------------------------------------
  Preceding Retirement(3)          10        15        20        25        30
- ---------------------------  --------  --------  --------  --------  --------
        $  450,000             72,000   108,000   144,000   180,000   216,000
           650,000            104,000   156,000   208,000   260,000   312,000
           850,000            136,000   204,000   272,000   340,000   408,000
         1,150,000            184,000   276,000   368,000   460,000   552,000
         1,450,000            232,000   348,000   464,000   580,000   696,000
         1,750,000            280,000   420,000   560,000   700,000   840,000
         1,950,000            312,000   468,000   624,000   780,000   936,000



                         PENSION PLAN TABLE (Cont.)

                    Estimated Annual Retirement Benefits
                 Under Final Average Earnings Formula (1) (2)

    Annual Average of
  Highest 3 Consecutive             Years of Credited Service
  Calendar Years' Salary              at Normal Retirement
and AICP Awards in 10 Years    ------------------------------------
  Preceding Retirement(3)              35          40            45
- ---------------------------    ----------   ----------   ----------
        $  450,000                252,000      288,000      324,000
           650,000                364,000      416,000      468,000
           850,000                476,000      544,000      612,000
         1,150,000                644,000      736,000      828,000
         1,450,000                812,000      928,000    1,044,000
         1,750,000                980,000    1,120,000    1,260,000
         1,950,000              1,092,000    1,248,000    1,404,000

(1) As required by the Internal Revenue Code of 1986, as amended, the retirement plan's payments may not provide annual benefits exceeding a maximum amount, or include in benefit computations, compensation in excess of the amount specified in the Internal Revenue Code. Also, participation in the Company's AICP deferral program may cause a reduction in retirement plan benefits. Additional amounts, if required to provide the total benefits indicated in the table, would be made by supplemental Company payments. The Company also maintains, as a recruiting tool, a supplemental plan under which officers and other executives who are hired during mid-career may receive retirement income in excess of that which their shorter Credited Service would provide under the retirement plan. However, total benefits under this supplemental plan and the retirement plan will not exceed benefits obtainable under the retirement plan by a full career employee at similar salary levels. These supplemental benefits have been partially pre-funded by the Company in a special trust designated for this purpose.
(2) With respect to the executive officers named in the Summary Compensation Table, their years of credited service as of February 28, 1994, for retirement purposes are: W. W. Allen, 34 years; W. G. Paul, 14 years;
    C. J. Silas, 42 years; C. L. Bowerman, 32 years; and D. J. Tippeconnic, 32 years. See the Summary Compensation Table for their current covered compensation.
(3) AICP Awards are shown under the heading "Bonus" in the Summary Compensation Table.


EMPLOYMENT CONTRACTS
and
TERMINATION OF EMPLOYMENT
and
CHANGE-IN-CONTROL ARRANGEMENTS

    In anticipation of the retirement of C. J. Silas as the Company's Chairman and Chief Executive Officer on May 1, 1994, the Compensation Committee authorized the lapsing of restrictions on 246,700 shares of restricted common stock of the Company, ratably during each of the months December 1993-April 1994. The shares were received in prior years under various Company compensation plans. The lapsing dates are December 13, 1993, and the last trading days of each of January, February, March and April 1994. Mr. Silas elected to receive in cash the value of the shares lapsed on December 13, 1993, and to defer the value of the shares as to which restrictions are lapsed during January-April 1994, which election was accepted by the Compensation Committee. Mr. Silas may elect a lump sum distribution of benefits under the Company's non-qualified retirement plans, and full or partial deferral of such benefits under the terms of the Company's Key Employee's Deferred Compensation Plan. The non-employee members of the Board of Directors, with Mr. Silas and the other employee directors abstaining, approved the recommendation of the Compensation Committee to enter a letter agreement with Mr. Silas reflecting these arrangements, which agreement was entered into in December 1993.

    The Work Force Stabilization Plan authorized on April 26, 1988, provides that all employees of the Company, including executive officers, who are laid off (as defined in the plan) within two years following a change of control of the Company will be en d to severance benefits equal to four weeks' pay for each year of service, subject to a maximum of 104 weeks. "Pay" is determined by adding the employee's current base salary, regularly scheduled overtime pay and most recent Annual Incentive Compensation Plan award (or target award, if greater).

    Company-sponsored medical, dental and life insurance programs would be continued for affected employees. The period of time which severance benefits cover would be added to service for purposes of retirement plan calculations, and all affected employees would be immediately vested and entitled to lump-sum distributions. In addition, affected employees would be entitled to require the Company to purchase their principal residences under a formula-pricing arrangement intended to protect them from loss of value, and would be entitled to reimbursement of legal expenses incurred in connection with any claim for benefits under the plan.

    A change of control would take place if there is either (i) an acquisition (other than directly from the Company) of 20 percent or more of the beneficial interest in the Company's voting stock by a party other than the Company, a subsidiary or a Company-sponsored benefit plan, or (ii) a change in the Board of Directors as a result of which the current directors (together with the successors which they nominate or approve for nomination) cease to be a majority of the Board.


PROPOSAL 1 BY THE COMPANY

    The Board of Directors unanimously recommends a vote FOR adoption of the following resolution, which will be presented at the meeting:

                    ---------------------------------------

    RESOLVED, that the Board of Directors' designation of Ernst & Young to serve as the independent auditors to audit the books, records and accounts of the Company for the 1994 fiscal year be and hereby is approved.

                    ---------------------------------------

    Upon the recommendation of the Audit Committee, the Board of Directors has designated Ernst & Young, Certified Public Accountants, for the purpose stated above and, in accordance with the Bylaws of the Company, has directed that a vote of stockholders be taken to determine their approval or disapproval.

    As provided in the Company's Bylaws, in the event of stockholder disapproval, the Board must then determine whether to replace the independent auditors before the end of the current year and shall designate other independent auditors for the following year.

    Ernst & Young, which has served as the Company's independent auditors since 1949, is familiar with the Company's operations, accounting policies and procedures and is, in the Company's opinion, well-qualified to act in this capacity. Representatives of Ernst & Young will be present at the meeting to make any statement they desire and to answer questions directed to them.


PROPOSAL 2 BY STOCKHOLDERS

    The General Board of Church and Society of the United Methodist Church, 100 Maryland Avenue, N.E., Washington, D.C. 20002, which states it is the owner of 3,400 shares, has given notice through Thom White Wolf Fassett, General Secretary, of its intention to present the following resolution at the meeting which is co-sponsored by the Franciscan Health System of the Sisters of St. Francis of Philadelphia, One MacIntyre Drive, Aston, Pennsylvania 19014, which states that it is the owner of 600 shares:


ENDORSEMENT OF THE CERES PRINCIPLES
FOR PUBLIC ENVIRONMENTAL ACCOUNTABILITY

WHEREAS, WE BELIEVE:
    The responsible implementation of sound environmental policy increases long-term stockholder value by increasing efficiency, decreasing clean-up costs, reducing litigation, and enhancing public image and product attractiveness;

    Adherence to public standards for environmental performance gives a company greater public credibility than is achieved by following standards created by industry for itself. In order to be publicly credible and useful, such standards need to be created independently of industry and they need to reflect what investors and other stakeholders want to know about the environmental records of their companies;

    Standardized environmental reports will provide stockholders with useful information which allows comparisons of performance against uniform standards and comparisons of progress over time. Companies can also attract new capital from investors seeking investments that are environmentally responsible, responsive, progressive, and which minimize the risk of environmental liability.

AND WHEREAS:
    The Coalition for Environmentally Responsible Economies (CERES), which comprises large institutional investors with $150 billion in stockholdings (including stockholders of this Company), public interest representatives, and environmental experts, after consulting with dozens of corporations, has produced comprehensive public standards for both environmental performance and reporting. Hundreds of companies have been invited to support these "CERES Principles" (originally issued in 1989 as the "Valdez Principles" and revised in 1992), as a sign of their commitment to environmental excellence.

    In endorsing the CERES Principles, a company commits to work toward:
        1. Protection of the biosphere
        2. Sustainable use of natural resources
        3. Waste reduction & disposal
        4. Energy conservation
        5. Risk reduction
        6. Safe products and services
        7. Environmental restoration
        8. Informing the public
        9. Management commitment
       10. Audits and reports

    Management has received the complete text of the CERES Principles and the accompanying CERES Report Form (available from CERES, 711 Atlantic Avenue, Boston MA 92110, tel: 617/451-0927), and has officially been asked to endorse them.

                    ---------------------------------------

    RESOLVED: Stockholders request the Company to endorse the CERES Principles for corporate environmental accountability.

                    ---------------------------------------

SUPPORTING STATEMENT

    The potential impact of environmental issues concerns many investors who are now calling for company commitments to public accountability. We believe this is best achieved by public standards which have received scrutiny and input from corporate, environmental, investor, and community sources. We believe that the environmental policies and reports produced by companies to date--commendable as they are--lack the critical component of commitment to standards set not only by themselves but also by "stakeholders" in the company, including investors in this Company and environmentally concerned customers.

    We invite the Company to endorse the CERES Principles by (1) stating its endorsement in a letter signed by a senior officer; (2) committing to implement the Principles; and (3) annually completing the CERES Report. Endorsement will entail a fee for CERES' analysis and processing of the Report. Endorsing these Principles complements internal corporate environmental policies and procedures.

    Most importantly, endorsement will allow our Company to participate in the elaboration of publicly acceptable environmental performance and reporting standards. We invite all stockholders to encourage our Company to demonstrate environmental leadership and account for its environmental impact. Please support this resolution.

    The CERES Principles were also proposed by the Women's Division, The General Board of Global Ministries, The United Methodist Church, 15th Floor, 475 Riverside Drive, New York, New York 10115, and the Saint Anthony Shrine, Franciscan Friars, 100 Arch Street, PO Box 2228, Boston, Massachusetts 02107-2278, each of whom has advised the Company that they were the owner of at least $1,000 worth of the Company's common stock, held for at least one year.


STATEMENT IN OPPOSITION

    The Company recommends a vote AGAINST adoption of this proposal by stockholders.

    The Company shares the proponents' belief that responsible implementation of a sound environmental policy increases long-term stockholder value by increasing efficiency, decreasing clean-up costs, reducing litigation, and enhancing the Company's public image and product attractiveness. However, the Company believes that it is neither necessary nor prudent to adopt the CERES Principles. The CERES Principles are an amended version of the Valdez Principles submitted to the Company's stockholders for consideration in 1992 but not approved. The Company believes its adopted and operational Principles of Performance, environmental programs, policies and procedures (discussed below) provide a more balanced approach to the concerns of the CERES Principles proponents.

    A principal goal of the proponents of the CERES Principles is to develop standards for disclosure and a format for public reporting by which comparison can be made among companies. The Company is committed to public environmental reporting. In November 1993, the Company released its first public report on environmental stewardship. The report follows the guidelines for the Public Environmental Reporting Initiative ("PERI"), a voluntary effort by ten large companies, including the Company, which represent a diverse group of business activities. The PERI guidelines were developed after discussions with environmental groups, investor groups, other companies and CERES representatives.

    The PERI report is a cooperative effort in which the Company can contribute to the final result. In contrast, even if the Company were to agree with the standards and format of the CERES report at the time of committing to the CERES Principles, there is no assurance that they will not be changed in the future without the consent of the Company. In other words it is an open-ended commitment the substance of which is determined by others. The Board of Directors does not believe that entering into such a commitment is a prudent course of action. The Board of Directors has a duty to represent all stockholders of the Company and not just those who have a special interest or concern.

    The Company is committed to implementation of a sound environmental policy. In 1990, the Company adopted a set of environmental goals called the Principles of Performance, which complement its health, environmental and safety policies and provide for the diversity of our business. In addition to the Company's own standards, the Principles of Performance reflect various governmental agency regulations and recommended management practices from several major industrial organizations, including The Chemical Manufacturers

Association's Responsible Care Initiative, The American Petroleum Institute's STEP (Strategies for Today's Environmental Partnership) program, The National Petroleum Refiners' Association BEST (Building Environmental Stewardship Tools) program, and the International Chamber of Commerce's Charter For Sustainable Development. The Company believes these policy commitments cover the important elements of environmental stewardship and represent the interests of all stockholders.

    Responsibility for oversight for the Company's environmental policies and programs, as well as those for health and safety, runs from the Board of Directors down through each employee. It begins with the Public Policy Committee, a committee of the Board of Directors, which is comprised entirely of outside directors. The Committee's mandate is found on page 12 of this Proxy Statement. The Company's Management Committee, composed of Senior Management executives, and assisted by the Health, Safety and Environmental Policy Committee is the primary body within the management of the Company responsible for health, safety and environmental policy. The Company's corporate-level staff, led by the Vice President Health, Environment and Safety, is responsible for formulating and recommending policy and implementing plans, as well as providing expert assistance to the operating units. Approximately 170 employees in staff and operational organizations, whose time is devoted solely to environmental matters, provide such assistance. Further, it is the policy and philosophy of the Company that all employees, as a part of their work assignments, have the responsibility to protect the environment.

    Accordingly, the Board of Directors unanimously recommends a vote AGAINST this proposal.


VOTE REQUIRED FOR ELECTION OF DIRECTORS AND
ADOPTION OF COMPANY AND STOCKHOLDER PROPOSALS

    Under the Company's Bylaws, the holders of a majority of the issued and outstanding shares of the common stock, present in person or represented by proxy at the Annual Meeting, will constitute the quorum for all purposes unless otherwise provided by law. Where a quorum is present, the affirmative vote of a majority of the stock represented at the meeting is required for the election of the directors, and the adoption of Proposals 1 and 2. For purposes of determining whether the directors have been elected or a proposal has received a majority vote, abstentions are the equivalent of a negative vote.


OTHER MATTERS

    The Company knows of no matters to be presented at the meeting other than those included in the Notice preceding this Proxy Statement. If other matters should come before the meeting which require a stockholder vote, it is intended that the proxy holders will use their own discretion in voting on such other matters.

    Information included in this Proxy Statement is as of the date of preparation, approximately February 28, 1994, unless otherwise stated.


DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the 1995 Annual Meeting must be received at the Company's executive offices in Bartlesville, Oklahoma, no later than November 30, 1994, for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting.

By Order of the Board of Directors,

Dale J. Billam
- -----------------------
Dale J. Billam
Secretary

Bartlesville, Oklahoma 74004
March 31, 1994



Please sign, date and promptly mail the enclosed proxy in the accompanying postage-paid envelope. If you wish to vote in accordance with the Company's recommendations, it is not necessary to specify your choice but your proxy must be signed and returned. In any event, your prompt response is requested and your cooperation will be appreciated.

Stockholders are encouraged to keep their account address up to date and promptly deposit their dividend checks to avoid surrender of these funds and related stock to their respective states under unclaimed property laws.

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                                      23

                           Printed on recycled paper

                                APPENDIX

Photographs of Director candidates appear on pages 7 through 9.

PROXY                                                            PROXY

      THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                      PHILLIPS PETROLEUM COMPANY

                      Annual Meeting May 9, 1994


The undersigned hereby appoints W. ALLEN, L. EAGLEBURGER and E. KENNA as proxy holders with power of substitution, or, if all do not act on a matter, those who do act, to vote all stock which the undersigned could vote at the Company's annual stockholders' meeting to be held at the Adams Building, 4th Street and Keeler Avenue, Bartlesville, Oklahoma, on May 9, 1994, at
10 a.m., and at any adjournment thereof, in the manner stated herein as to the following matters and in their discretion on any other matters that come before the meeting, all as described in the Notice and Proxy Statement.


                 This Proxy is Continued on the Reverse Side
             Please Sign on the Reverse Side and Return Promptly

This Proxy will be voted or not voted as you direct below. In the absence of such direction, it will be voted FOR Directors, and FOR Proposal 1 and AGAINST Proposal 2.
                                                        ---   Please mark
                                                       | X |  your votes
                                                        ---     as this



Company recommends a vote FOR: ELECTION OF DIRECTORS: Nominees: W. Allen,
N. Augustine, G. Beitzel, C. Bowerman, R. Chappell, Jr., L. Eagleburger,
J. Edwards, L. Horner, E. Kenna, J. Mulva, D. Tippeconnic, R. Tobias,
V. Tschinkel, and J. Whitmire.

    __   VOTE FOR          __   VOTE WITHHELD
   |__|  all nominees     |__|  from all nominees
         listed above*          listed above

*To withhold authority to vote for any nominee write the nominee's name on the space below.

         ----------------------------------------


                                     FOR       AGAINST      ABSTAIN
Proposal 1 to approve the             __          __           __
designation of the independent       |__|        |__|         |__|
auditors, Ernst & Young.
                                      __          __           __
Proposal 2 to sign and implement     |__|        |__|         |__|
the CERES Principles.

                                                               __
                       I PLAN TO ATTEND THE ANNUAL MEETING    |__|



Please mark, date, sign and return this proxy card promptly. To vote in accordance with the Company's recommendations no boxes need be checked.

Your signature(s) on this proxy form should be exactly the same as the name(s) imprinted hereon. Persons signing as executors, administrators, trustees, or in similar capacities, should so indicate.

Dated:______________________, 1994

__________________________________

__________________________________

  Signature(s) of Stockholder(s)